Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:30 PM 10/16/2007
FILED 04:08 PM 10/16/2007
SRV 071121816 - 2165786 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PROTEIN POLYMER TECHNOLOGIES, INC.

PROTEIN POLYMER TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") does hereby certify:

FIRST: At a meeting of the Board of Directors of the Company duly called and noticed, resolutions were duly adopted setting forth a proposed amendment to the Company's Certificate of Incorporation, declaring this amendment to be advisable and seeking the approval of stockholders of the Company to such amendment.

SECOND: The last sentence of subsection (a) of Article IV of the Company's Certificate of Incorporation is hereby deleted in its entirety and in lieu thereof is substituted by the following:

"The total number of shares of Common Stock authorized to be issued is ONE BILLION (1,000,000,000) and each such share shall have a par value of one cent ($0.01)."

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 20th day of September 2007.

By: /s/William N. Plamondon, III, Chairman

William N. Plamondon, III, Chairman
and Chief Executive Officer